Exhibit 99.1

Houston American Energy Corp
801 Travis, Suite 1425, Houston, Texas 77002
(713) 222-6966     Fax. (713) 222-6440

Houston American Energy Corp Announces Completion of New Farmout in Colombia

Houston, Texas – October 16, 2009 - Houston American Energy Corp (Nasdaq: HUSA) today announced that it has finalized a Farmout Agreement and Joint Operating Agreement with SK Energy Co. LTD. (“SK”) for the right to earn an undivided twenty five percent (25.0%) of the rights to the CPO 4 Contract for Exploration and Production (the “CPO 4 Contract”) which covers the CPO 4 Block located in the Western Llanos Basin in the Republic of Colombia.  The CPO 4 Contract was entered into between the National Hydrocarbon Agency (“ANH”) in Colombia and SK on December 18, 2008.  SK is a leading Korean multinational conglomerate with oil production, development and exploration projects as well as integrated gas development projects around the world.

The CPO 4 Block consists of 345,452 net acres and contains over 100 identified leads or prospects which will be detailed during the first exploration phase of the concession contract with the ANH.  The Block is located along the highly productive western margin of the Llanos Basin and is adjacent to Apiay field operated by Ecopetrol, which is estimated to have in excess of 610 million barrels of 25-33 API oil in place.  On the CPO 4 Block’s other side lays the Corcel Block where well rates of 2,000 to 10,000 barrels of production per day have been announced for recent discoveries.  In addition, the CPO 4 Block is located nearby oil and gas pipeline infrastructure.  Potentially productive reservoirs include the Mirador, Une, C-7, C-9 and Guadalupe formations.

Under the Farmout Agreement, Houston American has agreed to pay 25.0% of all past and future cost related to the CPO 4 block as well as an additional 12.5% of the Seismic Acquisition Costs incurred during the Phase 1 Work Program, for which Houston American will receive a 25.0% interest in the CPO 4 Block.

The Phase 1 Work Program consists of reprocessing approximately 400 kilometers of existing 2-D seismic data, the acquisition, processing and interpretation of a 2-D seismic program containing approximately 620 kilometers of data and the drilling of two exploration wells.  The Phase 1 Work Program is estimated to be completed by June 17, 2012.  Houston American’s costs for the entire Phase 1 Work Program are estimated to total approximately $15,000,000 over the next three years.

“We are excited that we are able to participate with SK in the CPO 4 Block and believe that the Contract area provides a significant growth opportunity for Houston American.  The CPO 4 block is located in a highly prospective area having multiple play objectives with extremely large reserve potential.  Partnering with SK creates a solid partnership bringing geotechnical, operational, commercial, and marketing strengths to the table.  This new asset, in addition to our current portfolio, strengthens our upside drilling opportunity base in our main focus area for years to come.” said John F. Terwilliger, CEO, Houston American Energy Corp.

About Houston American Energy Corp

Based in Houston, Texas, Houston American Energy Corp is an independent energy company with interests in oil and natural gas wells and prospects. The company's business strategy includes a property mix of producing and non-producing assets with a focus on Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including estimated costs of, and time to complete, the Phase 1 Work Program and potential production, revenues, reserves, growth or profitability Houston American may realize from the CPO 4 Contract. Those statements, and Houston American Energy Corp, are subject to a number of risks, including production variances from expectations, volatility of product prices, the capital expenditures required to fund its operations, environmental risks, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports filed from time to time with the Securities and Exchange Commission, which reports are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp at (713) 222-6966.